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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person *  | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
| Fitzgerald        V.             Michael   |    Viasource Communications, Inc. [VVVV]     |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [X] Director      [X] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [ ] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
|  320 Park Avenue, Suite 1702               |                         |     March 2001     |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
| New York           NY              10022   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|  Common Stock       |   03/27/01        |  P    |      |    10,000  |  A    |$0.875|        10,000      |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|  Common Stock       |                   |       |      |            |       |      |         6,561      |      I      | By Crest |
|                     |                   |       |      |            |       |      |                    |             |Communica-|
|                     |                   |       |      |            |       |      |                    |             |tions     |
|                     |                   |       |      |            |       |      |                    |             |Holdings  |
|                     |                   |       |      |            |       |      |                    |              LLC (1)   |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|  Common Stock       |                   |       |      |            |       |      |     7,897,194      |      I      | By Crest |
|                     |                   |       |      |            |       |      |                    |             |Communica-|
|                     |                   |       |      |            |       |      |                    |             |tions     |
|                     |                   |       |      |            |       |      |                    |             |Partners  |
|                     |                   |       |      |            |       |      |                    |             |LP (2)    |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|  Common Stock       |                   |       |      |            |       |      |        21,763      |      I      |By Crest/ |
|                     |                   |       |      |            |       |      |                    |             |CRI LLC   |
|                     |                   |       |      |            |       |      |                    |             |(2)       |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|

* Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over)
                   (Print or Type Responses) SEC 1474 (8-92)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |Common  |           |             |
|Stock Option           |    $5.15     |          |     |    |       |        | Immed. |        |Stock   |     8,343 |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |Common  |           |             |
|Warrant                |    $0.01     |          |     |    |       |        | Immed. |        |Stock   |   147,059 |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Convertible            |              |          |     |    |       |        |        |        |Common  |           |             |
|Preferred Stock        |    1-for-1   |          |     |    |       |        | Immed  |        |Stock   | 1,529,612 |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |            I                  | By Crest Communica-  |
|                     |                               | tions Holdings       |
|                     |                               | LLC (1)              |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |            I                  | By Crest Communica-  |
|                     |                               | tions Partners LP    |
|                     |                               | (2)                  |
|---------------------|-------------------------------|----------------------|
|                     |            I                  | By Crest Communica-  |
|                     |                               | tions Partners LP    |
|                     |                               | (2)                  |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:

(1)  The reporting person is a Managing Director of Crest Communications
     Holdings LLC. The reporting person disclaims beneficial ownership of the securities except to the extent of his pecuniary interest in Crest
     Communications Holdings LLC.

(2)  The reporting person is a Managing Director of Crest Communications
     Holdings LLC, an affiliate of Crest Partners II, LLC. Crest Partners II,
     LLC is the sole general partner of Crest Communications Partners LP and the sole menber of Crest/CRI LLC. The reporting person disclaims beneficial ownership of the securities except to the extent of his pecuniary interest in Crest Communications Partners LP.


** Intentional misstatements or omissions of facts constitute Federal Criminal     By: /s/ V. Michael Fitzgerald          04/10/01
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                      Signature of Reporting Person**       Date
                                                                                      V. Michael Fitzgerald

Note: File three copies of this form, one of which must be manually signed.                                              Page 2
      If space provided is insufficient, see Instruction 6 for procedure.
                            (Print or Type Responses)